Nuveen Municipal High Income Opportunity Fund POS EX

Exhibit 99.(12)(b)

2005 Market Street Suite 2600 Philadelphia, PA 19103 T: 215.564.8000

April 27, 2026

Nuveen Municipal High Income Opportunity Fund

333 West Wacker Drive

Suite 3300

Chicago, IL 60606

Re:	Nuveen Municipal High Income Opportunity Fund (NMZ Series 1)

Ladies and Gentlemen:

We have acted as special tax counsel (“Counsel”) for Nuveen Municipal High Income Opportunity Fund, a Massachusetts business trust (the “Fund”), with respect to the Fund’s issuance of Series 1 Variable Rate Demand Preferred Shares (the “Series 1 VRDP Shares”) in connection with the merger of each of Nuveen New Jersey Quality Municipal Income Fund and Nuveen Pennsylvania Quality Municipal Income Fund with and into NMZ Merger Sub, LLC (the “Mergers”) pursuant to the Agreement and Plan of Merger, dated as of March 19, 2026 (the “Plan”).

Capitalized terms unless otherwise defined herein shall have the meanings ascribed to such in the Agreement.

In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of: (1) the Initial Series 1 Variable Rate Demand Preferred Shares (VRDP) Adjustable Rate Special Rate Period Purchase Agreement, dated as of April 27, 2026 (the “Agreement”), between the Fund and Wells Fargo Municipal Capital Strategies, LLC, as the purchaser thereunder, with respect to the Series 1 VRDP Shares; (2) the Plan; (3) the Proxy Statement for Holders of Variable Rate Demand Preferred Shares dated December 19, 2025 pertaining to the Mergers (the “Proxy Statement”), which includes the Confidential Information Memorandum of even date (the “Memorandum”); (4) resolutions adopted by the Board of Trustees pertaining to the Plan and resulting Mergers; (5) the Tender and Paying Agent Agreement between the Fund and The Bank of New York Mellon, dated as of April 27, 2026 (the “Tender and Paying Agent Agreement,” and together with the Agreement, the “Fund Agreements”); (6) a copy of the Statement Establishing and Fixing the Rights and Preferences of Series 1 Variable Rate Demand Preferred Shares and the Notice of Special Rate Period (Adjustable Rate Special Rate Period) Designating the Initial Rate Period as a Special Rate Period, each was sent for filing with the Secretary of the Commonwealth of Massachusetts on April 23, 2026 (together, the “Statement”); and (7) such other records, certificates, documents and other papers as we deemed it necessary to examine for the purpose of this opinion. In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. The items described in (1) through (7) above are referred to herein collectively as the “Documents.”

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Nuveen Municipal High Income Opportunity Fund (NMZ Series 1)

April 27, 2026

The opinions herein are subject to and conditioned upon the representations made by the Fund concerning factual matters (but not conclusions of law) and the assumptions set forth herein. The initial and continuing truth and accuracy of the Documents and such representations and assumptions at all relevant times constitutes an integral basis for the opinions expressed herein and these opinions are conditioned thereon.

Without limiting the foregoing, in rendering the opinions herein, we have relied, with the consent of the Fund, upon the written representations and covenants, among other things, concerning the issuance of the Series 1 VRDP Shares of the Fund in connection with the Mergers, set forth in the Officer’s Certificate to Counsel of even date herewith from authorized officers of the Fund, which Officer’s Certificate to Counsel has been delivered to Counsel and which representations, covenants and statements contained therein we have neither investigated nor verified. We have assumed and rely on the fact that such representations, covenants and statements of the Fund are true, correct and complete as of the date hereof and we rely on them in rendering the opinions herein.

We have reviewed the descriptions set forth in the Proxy Statement and the Memorandum of the Fund’s investments, activities, operations, and governance, and the provisions of the Fund Agreements, the Plan and the Statement. We have relied upon the facts set forth in the Proxy Statement and Memorandum, and we may rely upon other factual representations of officers of the Fund. In addition, we have relied on certain additional facts and assumptions described below. In connection with rendering this opinion, we have assumed to be true and are relying upon (without any independent investigation or review thereof):

A.          The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such documents, the conformity of final documents to all documents submitted to us as drafts, and the authenticity of such final documents;

B.           The genuineness of all signatures and the authority and capacity of the individual or individuals who executed any such document on behalf of any person;

C.           The accuracy of all factual representations, warranties and other statements made by all parties or as set forth in such documents;

D.           The performance and satisfaction of all obligations imposed by any such documents on the parties thereto in accordance with their terms; and

E.            The completeness and accuracy of all records made available to us.

We have further assumed the accuracy of the statements and descriptions of the Mergers and the Fund’s intended activities as described in the Proxy Statement and Memorandum. We have also assumed, without investigation, that all documents, certificates, representations, warranties and covenants upon which we have relied in rendering the opinions set forth below and that were given on or dated earlier than the date of this opinion continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this opinion.

Nuveen Municipal High Income Opportunity Fund (NMZ Series 1)

April 27, 2026

Based solely on the foregoing, and subject to the qualifications, exceptions, assumptions and limitations expressed herein, we are of the opinion that, for U.S. federal income tax purposes and as of the effective time of the Mergers, the Series 1 VRDP Shares issued by the Fund in connection with the Mergers will qualify as equity in the Fund.

This opinion is furnished to the Fund solely for its benefit in connection with the Plan and resulting Mergers and is not to be relied upon for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to (i) any governmental regulatory authority or regulator having jurisdiction over the Fund, if such disclosure is required by law or pursuant to the request of such governmental regulatory authority or regulator and provided that any such authority or regulator is not authorized to rely hereon, and (ii) any holders of Series 1 VRDP Shares (and beneficial owners of Series 1 VRDP Shares) and they may rely on it as if they were addressees of this opinion, it being understood that we are not establishing any lawyer-client relationship with the holders of Series 1 VRDP Shares (and beneficial owners of Series 1 VRDP Shares). This opinion is not to be relied upon for the benefit of any other person without our express prior written consent. Except in the Proxy Statement and the Registration Statement on Form N-14 (File No. 333-290590) relating to the Mergers filed by the Fund with Securities and Exchange Commission, this opinion is not to be referred to or quoted in any document, report or financial statement, or filed with, or delivered to, any other person or entity, in each instance without our prior written consent, except such disclosure as may be required by law or pursuant to the request of any governmental authority or regulator having regulatory authority over the Fund.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

A.         Our opinions are based upon our interpretation of the current provisions of the Internal Revenue Code of 1986 (the “Code”) and current judicial decisions, administrative regulations and published notices, rulings and procedures. We note that there is no authority directly on point dealing with securities like the Series 1 VRDP Shares. Our opinions only represent our best judgment and are not binding on the Internal Revenue Service (the “IRS”) or the courts and there is no assurance that the IRS will not successfully challenge the conclusions set forth herein. The IRS and the Treasury Department have not yet issued regulations or administrative interpretations with respect to various provisions of the Code relating to regulated investment company (“RIC”) qualification. Consequently, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no duty or obligation to advise you of any factual changes or changes in law which may occur after the date hereof.

Nuveen Municipal High Income Opportunity Fund (NMZ Series 1)

April 27, 2026

B.          Our opinions are limited to the U.S. federal income tax matters specifically addressed herein, and no other opinions are rendered with respect to any other matter not specifically set forth in the foregoing opinions (including whether the Fund qualifies or will continue to qualify as a RIC).

C.          Our opinions are limited in all respects to the federal tax law of the United States and we express no opinion on various state, local, or foreign tax consequences.

D.          The Fund’s qualification and taxation as a RIC depend upon the Fund’s ability to satisfy through actual operations the applicable asset composition, source of income, distribution and other requirements of the Code necessary to qualify and be taxed as a RIC, which operations we will not and have not reviewed.

E.           The foregoing opinions are based upon the proposed method of operation of the Fund as described in the Proxy Statement and Memorandum, and the representations and covenants set forth in the documents described and the assumptions set forth herein. We undertake no obligation to review at any time in the future either the Fund’s operations or its compliance with such representations, covenants and assumptions. No assurance can be given that the Fund will satisfy the requirements of the Code necessary to qualify or be taxed as a RIC for any particular taxable year. Further, we assume no obligation to advise you of any changes in our opinions subsequent to the delivery of this opinion.

F.            In the event any one of the statements, representations, warranties, covenants or assumptions we have relied upon to issue these opinions is incorrect in a material respect, our opinions might be adversely affected and if so may not be relied on.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP
STRADLEY RONON STEVENS & YOUNG, LLP

2005 Market Street Suite 2600 Philadelphia, PA 19103 T: 215.564.8000

June 9, 2026

Nuveen Municipal High Income Opportunity Fund

333 West Wacker Drive

Suite 3300

Chicago, IL 60606

Re: Nuveen Municipal High Income Opportunity Fund (NMZ Series 1)

Ladies and Gentlemen:

We have acted as special tax counsel for Nuveen Municipal High Income Opportunity Fund, a Massachusetts business trust (the “Fund”), with respect to the Fund’s issuance of Series 1 Variable Rate Demand Preferred Shares (the “Series 1 VRDP Shares”) in connection with the merger of each of Nuveen New Jersey Quality Municipal Income Fund and Nuveen Pennsylvania Quality Municipal Income Fund with and into NMZ Merger Sub, LLC (the “Mergers”) pursuant to the Agreement and Plan of Merger, dated as of March 19, 2026. In that capacity, we have provided you with our opinion to the effect that the Series 1 VRDP Shares issued by the Fund in connection with the Mergers will qualify as equity in the Fund for federal income tax purposes.

We hereby consent to the filing of such opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-290590) and to the discussion of such opinion, to the use of our name and to any reference to our firm in the Joint Proxy Statement/Prospectus included therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP
STRADLEY RONON STEVENS & YOUNG, LLP

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